Exhibit 4.1

WARRANT CONVERSION AGREEMENT

     THIS WARRANT CONVERSION AGREEMENT (this "Agreement") is made and entered into as of the ___ day of September, 2007 (the "Effective Date") by and between Security With Advanced Technology, Inc., a Colorado corporation (the "Company"), and the warrant holders set forth on the signature page hereto (each, a "Warrant Holder" and collectively, the "Warrant Holders").

      RECITALS

     WHEREAS, the Company's Board of Directors has approved modifications to the terms of the outstanding “B” Warrants (the "'B' Warrants") issued by the Company in a private placement in October 2006 in order to encourage the exercise of such "B" Warrants and therefore generate cash proceeds to the Company (the "Offering");

     WHEREAS, the modified terms of the "B" Warrants are set forth on Exhibit A attached hereto;

     WHEREAS, the Warrant Holders shall have a period of ten calendar days following the Effective Date (the "Conversion Period") to exercise their "B" Warrants on the terms set forth on Exhibit A and any holder of "B" Warrants who does not so exercise his or its "B" Warrants during the Conversion Period shall thereafter no longer have the right to exercise his or its "B" Warrants on the terms set forth on Exhibit A and the terms of such "B" Warrants existing prior to the Effective Date shall remain unchanged;

     WHEREAS, each Warrant Holder who exercises his or its "B" Warrants in accordance with the terms of this Agreement and Exhibit A shall receive one "B" Replacement Warrant (the "'B' Replacement Warrants") for each "B" Warrant so exercised;

     WHEREAS, the terms of the "B" Replacement Warrants are set forth on Exhibit A and a form of the "B" Replacement Warrants is attached hereto as Exhibit B; and

     WHEREAS, the Company anticipates the proceeds from this Offering will be used as described on Exhibit C attached hereto.

      AGREEMENT

     NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.     The Recitals set forth above are hereby incorporated by reference into this Agreement and made a part hereof. Further, Exhibits A, B and C are hereby incorporated by reference into this Agreement and made a part hereof.

2.     At any time during the Conversion Period, each Warrant Holder may exercise his or its "B" Warrants in accordance with the terms set forth on Exhibit A by (a) delivering to the Company an executed copy of this Agreement, (b) delivering to the Company a duly executed copy of the Purchase Form attached to the "B" Warrants so exercised, (c) delivering to the Company each "B" Warrant exercised by the Warrant Holder as originally executed by the Company and delivered to the Warrant Holder in connection with the October 2006 private placement and (d) delivering to the Company the amount of cash required to pay the exercise price of the "B" Warrants so exercised in immediately available good funds as instructed by the Company. Upon such exercise of the "B" Warrants, the Company will deliver to each Warrant Holder a duly executed "B" Replacement Warrant in an amount equal to the number of "B" Warrants so exercised.

3.      Each Warrant Holder agrees that to the extent it exercises his or its "B " Warrants pursuant to this Agreement, all future rights and claims to such " B" Warrant rights are null and void, regardless of whether the original "B" Warrant agreement issued to the Warrant Holder in connection with the October 2006 private placement is surrendered.

5 .     Each Warrant Holder acknowledges and agrees that the "B" Warrants, the "B" Replacement Warrants and the securities underlying the "B" Warrants and the "B" Replacement Warrants are "restricted securities" as defined in Rule 144 of the Securities Act of 1933, as amended (the "Securities Act"). Accordingly, each Warrant Holder acknowledges and agrees that such securities cannot be assigned, sold, transferred or otherwise disposed of by such Warrant Holder (or any permitted assignee) without registration under the Securities Act or pursuant to an exemption from such registration established satisfactory to the Company and its counsel.

       6.     Each Warrant Holder acknowledges and agrees that this Agreement and the transactions contemplated hereby constitute a private placement of securities under Section 4(2) of the Securities Act and Regulation D promulgated thereunder and the Company is relying upon the representations and warranties provided by the Warrant Holders in the Securities Purchase Agreement and Subscription Agreement (as the case may be) executed and delivered by the Warrant Holders in connection with the October 2006 private placement and each Warrant Holder therefore acknowledges and agrees that such representations and warranties are incorporated by reference herein and remade in their entirety in this Agreement.

         7.     This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Colorado without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Colorado or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Colorado. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms. This Agreement, together with all exhibits hereto, constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings duties or obligations between the parties with respect to the subject matter hereof. From and after the date of this Agreement, upon the request of a majority of the Warrant Holders or the Company, the Company and the Warrant Holders shall execute and deliver such instruments, documents or other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement. This Agreement is the result of the joint efforts of the Company and the Warrant Holders, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the parties and there shall be no construction against any party based on any presumption of that party's involvement in the drafting thereof.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

                                                                        THE COMPANY:

                                                                    SECURITY WITH ADVANCED TECHNOLOGY, INC.

                                                                       By:     ___________________________________

                                                                                 Jeffrey G. McGonegal

                               Chief Financial Officer

WARRANT HOLDERS:

Name	Original " B " Warrant #	# of " B " Warrants Being Exercised	Exercise Proceeds $	Common Shares or Preferred Shares To Be Issued	Signature

Attachments:
     Exhibit A: Summary Term Sheet
     Exhibit B: Form of Replacement "B" Warrant
     Exhibit C: Use of Proceeds

Exhibit A: Summary Term Sheet

SUMMARY OF THE WARRANT CONVERSION

      This term sheet is for discussion purposes only and does not represent an offer or commitment to purchase on the part of the Warrant Holders referenced herein, or an offer or commitment to sell on the part of Security With Advanced Technology, Inc. (the "Company"). Any such offer or commitment will be evidenced only by executed and definitive agreements among the parties. This term sheet is qualified in its entirety by, and should be read in conjunction with, the Company’s filings with the Securities and Exchange Commission (“SEC”). Prospective investors should carefully review this term sheet, the Warrant Conversion Agreement, the "B" Replacement Warrant and the Company's Articles of Incorporation, and may also request additional information from the Company.

Warrants to be Converted:	"B" Warrants ("'B' Warrants") issued in connection with the October 2006 private placement of Security With Advanced Technology, Inc. (the "Company"), exercisable at $4.75 per share for an aggregate of up to 1,492,500 shares of common stock and expiring in April 2008 (18 months from the original closing).

Modified Terms of Conversion:	"B" Warrants to be exercised in this offering (this "Offering") shall receive shares of the Company's common stock ("Common Stock") at an exercise price of $3.20 each; provided, however, that in the event Vision Opportunity Master Fund, Ltd. exercises its "B" Warrants, it shall receive an equal number of shares of the Company's Series A preferred stock ("Preferred Stock") at an exercise price of $3.20 each. Each "B" Warrant so exercised will receive one "B" Replacement Warrant ("'B' Replacement Warrants"). The terms of the Preferred Stock are set forth in the Company's Articles of Incorporation.

Minimum Conversion:	860,000 "B" Warrants.

Maximum Conversion:	1,243,000 "B" Warrants. Any amounts oversubscribed will be converted on a pro rata basis.

Amount of Funding:	Minimum Offering: $2,752,000 Maximum Offering: $3,977,600

Terms of the "B" Replacement Warrants:	The "B" Replacement Warrants will be exercisable into shares of Common Stock for three years after the final closing of the Offering (the "Closing"), beginning > six months after the Closing at an exercise price equal to $4.30 per share. The "B" Replacement Warrants may be exercised on a cashless basis beginning one year following the date such Warrants are initially exercisable. The "B" Replacement Warrants will contain conventional adjustments for stock splits and similar events as contained in the existing "B" Warrants and, except as otherwise set forth herein, will be substantially identical to the terms of the "B" Warrants.

Registration Rights:	The Company has agreed to provide piggyback registration rights to the holders of the "B" Replacement Warrants as set forth therein.

Common Stock Outstanding (1):	Before Offering: 8,555,500 shares After Minimum Conversion: 9,415,500 shares After Maximum Conversion: 9,798,500 shares

Conversion Period:	Commencing on September 17, 2007 and expiring ten calendar days thereafter (the "Conversion Period"). Any "B" Warrants not so converted during the Conversion Period shall revert to their original terms at the expiration of the Conversion Period.

Use of Proceeds:	Proceeds from the Offering will be used for offering expenses, sales and marketing, inventory related requirements, tooling costs and working capital. See Exhibit C attached hereto.

Risk Factors:	This conversion represents a significant level of risk. Investors should carefully review the Risk Factors set forth in the Company's Form S-3 registration statement filed with the SEC on August 27, 2007, the Company's most recent Form 10-KSB and the Company's other recent SEC filings.

Restrictions on Transfer:	The "B" Warrants, the "B" Replacement Warrants and the securities underlying the "B" Warrants and the "B" Replacement Warrants are "restricted securities" as defined in Rule 144 of the Securities Act of 1933, as amended (the "Securities Act"). Accordingly, such securities cannot be sold or transferred by an investor without registration under the Securities Act or pursuant to an exemption from such registration established satisfactory to the Company and its counsel.

Subscription Procedure:	To subscribe for the Offering, warrant holders must fully and accurately complete and sign the Warrant Conversion Agreement and the Purchase Form attached to the "B" Warrants. Warrant holders should return the completed and signed Warrant Conversion Agreements and Purchase Forms to the Company along with the converted "B" Warrants. Investors should also return payment for the conversion by wire transfer to the Company's funding account as instructed.

Stock symbol:	NASDAQ: SWAT

(1)     The amounts outstanding before offering and after the conversion assume all Preferred Stock has been converted into Common Stock. The amounts do not include shares issuable upon exercise of outstanding warrants and options.

Exhibit B: Form of Replacement B Warrant

This Warrant and the underlying shares of Common Stock represented by this Certificate have not been registered under the Securities Act of 1933 (the "Act"), and are "restricted securities" as that term is defined in Rule 144 under the Act. The securities may not be offered for sale, sold or otherwise transferred except pursuant to an effective registration statement under the Act, or pursuant to an exemption from registration under the Act, the availability of which is to be established to the reasonable satisfaction of the Company.

Warrant No.B Replacement-2006- __

WARRANT TO PURCHASE SHARES OF COMMON STOCK

Warrant to Purchase ____________ Shares

(subject to adjustment as set forth herein)

Exercise Price $4 .30 Per Share

(subject to adjustment as set forth herein)

VOID AFTER 5 :00 P.M., MOUNTAIN TIME, ON SEPTEMBER __, 2010

         Section 1.       Definitions.

        The following terms used in this agreement shall have the following meanings (unless otherwise expressly provided herein):

         The "Act."   The Securities Act of 1933, as amended.

         The "Commission."   The Securities and Exchange Commission.

         The "Company."   Security With Advanced Technology, Inc.

         "Common Stock."   The Company's Common Stock.

         "Current Market Price."   The Current Market Price shall be determined as follows:

     (a)        if the security at issue is listed on a national securities exchange or admitted to unlisted trading privileges on such an exchange or quoted on either the Global Market, Global Select Market or the Capital Market of the automated quotation service operated by The Nasdaq Stock Market, Inc. (“Nasdaq”), the current value shall be the last reported sale price of that security on such exchange or system on the day for which the Current Market Price is to be determined or, if no such sale is made on such day, the average of the highest closing bid and lowest asked price for such day on such exchange or system; or

     (b)        if the security at issue is not so listed or quoted or admitted to unlisted trading privileges, the Current Market Value shall be the average of the last reported highest bid and lowest asked prices quoted on the Nasdaq Electronic Bulletin Board, or, if not so quoted, then by the National Quotation Bureau, Inc. on the last business day prior to the day for which the Current Market Price is to be determined; or

     (c)        if the security at issue is not so listed or quoted or admitted to unlisted trading privileges and bid and asked prices are not reported, the current market value shall be determined in such reasonable manner as may be prescribed from time to time by the Board of Directors of the Company, subject to the objection and arbitration procedure as described in Section 7 below.

         “Expiration Date.” September __, 2010.

        “ Holder ” or “Warrantholder.” The person to whom this Warrant is issued, and any valid transferee thereof pursuant to Section 3.1 below.

         "NASD." The National Association of Securities Dealers, Inc.

         "Nasdaq." The automated quotation system operated by the Nasdaq Stock Market, Inc.

         “Person”means any individual, sole proprietorship, partnership, joint venture, trust, incorporated organization, association, corporation, limited liability company, institution, public benefit corporation, entity or government (whether federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

         “Termination of Business.” Any sale, lease or exchange of all, or substantially all, of the Company’s assets or business or any dissolution, liquidation or winding up of the Company.

         “Warrants.”The warrants issued in accordance with the terms of this Agreement and any Warrants issued in substitution for or replacement of such warrants, including those evidenced by a certificate or certificates originally issued or issued upon division, exchange, substitution or transfer pursuant to this Agreement.

         “Warrant Securities(.)” The Common Stock purchasable upon exercise of a Warrant including the Common Stock underlying unexercised portions of a Warrant.

         Section 2.     Term of Warrants; Exercise of Warrant.

         2.1.        Exercise of Warrant. Subject to the terms of this Agreement, the Holder shall have the right, at any time beginning on March __, 2008 prior to 5:00 p.m., Mountain Time, on the Expiration Date, to purchase from the Company up to the number of fully paid and nonassessable Shares to which the Holder may at the time be entitled to purchase pursuant to this Agreement, upon surrender to the Company, at its principal office, of the Warrant to be exercised, together with the purchase form, attached hereto as Exhibit 1, duly filled in and signed, and upon payment to the Company of the Exercise Price for the number of Shares in respect of which such Warrants are then exercised, but in no event for less than 100 Shares (unless fewer than an aggregate of 100 shares are then purchasable under all outstanding Warrants held by a Holder). The aggregate Exercise Price for Warrant Securities being purchased hereunder may be paid either (i) by cash or wire transfer of immediately available funds or (ii) by surrender of a number of Warrant Securities which have a fair market value equal to the aggregate purchase price of the Warrant Securities being purchased (“Net Issuance”) as determined herein; provided, however, that the Net Issuance method shall only be available to the Holder commencing one year after the Exercise Date and prior to the Expiration Date. If the Holder elects the Net Issuance method of payment, the Company shall issue to Holder upon exercise a number of shares of Warrant Securities determined in accordance with the following formula:

X=	Y(A-B) A

where:	X = the number of Shares to be issued to the Holder;

Y	= the number of Shares with respect to which the Holder is exercising its purchase rights under this Warrant;

A	= the average of the Current Market Price of one share of Common Stock for the five trading days immediately preceding the Conversion Date (as defined below); and

B	= the Exercise Price.

        The Cashless Exercise Right may be exercised by the Holder by the surrender of the Warrant at the principal office of the Company or at the office of the Company’s stock transfer agent, if any, together with a written statement specifying that the Holder thereby intends to exercise the Cashless Exercise Right and indicating the number of Shares subject to the Warrant which are being surrendered on the reverse side of the Warrant in exercise of the Cashless Exercise Right.

        2.2.        Exercise Price. The exercise price (“Exercise Price”) is $4.30 per Share, as modified in accordance with Section 4, below.

        2.3.        Issuance of Shares. Upon such surrender of the Warrants and payment of such Exercise Price as aforesaid, the Company shall issue and cause to be delivered within three business days to or upon the written order of the Holder and in such name or names as the Holder may designate, a certificate or certificates for the number of full Shares so purchased upon the exercise of the Warrant, together with cash, as provided in Section 13 hereof, in respect of any fractional Shares otherwise issuable upon such surrender. If this Warrant shall have been exercised in part, the Company shall, at the time of delivery of the certificate or certificates representing Warrant Securities, deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unpurchased Warrant Securities called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant, or at the request of the Holder, appropriate notation may be made on this Warrant and the same returned to the Holder.

        2.4.        Effect of Exercise. Upon receipt of the Warrant by the company as described in Section 2.1 above, the Holder shall be deemed to be the holder of record of the Shares issuable upon such exercise, notwithstanding that the transfer books of the Company may then be closed or that certificates representing such Shares may not have been prepared or actually delivered to the Holder.

        2.5        Restrictions on Exercise Amount.

        (a)        Unless a Holder delivers to the Company irrevocable written notice prior to the date of issuance hereof or 61 days prior to the effective date of such notice that this Section 2.5(a) shall not apply to such Holder, the Holder may not acquire a number of shares of Common Stock upon exercise of this Warrant to the extent that, upon such exercise, the number of shares of Common Stock then beneficially owned by such holder and its affiliates and any other persons or entities whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) of the Exchange Act (including shares held by any “group” of which the holder is a member, but excluding shares beneficially owned by virtue of the ownership of securities or rights to acquire securities that have limitations on the right to convert, exercise or purchase similar to the limitation set forth herein) exceeds (9).99% of the total number of shares of Common Stock of the Company then issued and outstanding. For purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and applicable regulations of the Commission, and the percentage held by the holder shall be determined in a manner consistent with the provisions of Section 13(d) of the Securities Exchange Act of 1934, as amended. Each delivery of a notice of exercise by a Holder will constitute a representation by such Holder that it has evaluated the limitation set forth in this paragraph and determined, based on the most recent public filings by the Company with the Commission, that the issuance of the full number of shares of Common Stock requested in such notice of exercise is permitted under this paragraph.

        (b)        In the event the Company is prohibited from issuing shares of Warrant Securities as a result of any restrictions or prohibitions under applicable law or the rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization, the Company shall as soon as possible seek the approval of its stockholders and take such other action to authorize the issuance of the full number of shares of Common Stock issuable upon exercise of this Warrant.

    Section 3.      Transferability and Form of Warrant

         3.1.       Limitation on Transfer. Any assignment or transfer of a Warrant shall be made by the presentation and surrender of the Warrant to the Company at its principal office or the office of its transfer agent, if any, accompanied by a duly executed Assignment Form. Upon the presentation and surrender of these items to the Company, the Company, at its sole expense, shall execute and deliver to the new Holder or Holders a new Warrant or Warrants, in the name of the new Holder or Holders as named in the Assignment Form, and the Warrant presented or surrendered shall at that time be canceled.

        3.2.        Exchange of Certificate. Any Warrant may be exchanged for another certificate or certificates entitling the Warrantholder to purchase a like aggregate number of Shares as the certificate or certificates surrendered then entitled such Warrantholder to purchase. Any Warrant holder desiring to exchange a Warrant shall make such request in writing delivered to the Company, and shall surrender, properly endorsed, with signatures guaranteed, the certificate evidencing the Warrant to be so exchanged. Thereupon, the Company shall execute and deliver to the person entitled thereto a new Warrant as so requested.

        3.3.        Mutilated, Lost, Stolen, or Destroyed Certificate. In case the certificate or certificates evidencing the Warrants shall be mutilated, lost, stolen or destroyed, the Company shall, at the request of the Warrantholder, issue and deliver in exchange and substitution for and upon cancellation of the mutilated certificate or certificates, or in lieu of and substitution for the certificate or certificates lost, stolen or destroyed, a new Warrant or certificates of like tenor and representing an equivalent right or interest, but only upon receipt of evidence satisfactory to the Company of such loss, theft or destruction of such Warrant and a bond of indemnity, if requested, also satisfactory in form and amount, at the applicant’s cost. Applicants for such substitute Warrant shall also comply with such other reasonable regulations and pay such other reasonable charges as the Company may prescribe.

    Section 4.      Adjustment of Number of Shares.

        The number and kind of securities purchasable upon the exercise of the Warrants and the Warrant Price shall be subject to adjustment from time to time upon the happening of certain events, as follows:

        4.1.        Adjustments. The number of Shares purchasable upon the exercise of the Warrants shall be subject to adjustments as follows:

(a) In case the Company shall (i) pay a dividend in Common Stock or make a distribution to its stockholders in Common Stock, (ii) subdivide its outstanding Common Stock, (iii) combine its outstanding Common Stock into a smaller number of shares of Common Stock, or (iv) issue by reclassification of its Common Stock other securities of the Company, the number of Shares purchasable upon exercise of the Warrants immediately prior thereto shall be adjusted so that the Warrant holder shall be entitled to receive the kind and number of Shares or other securities of the Company which it would have owned or would have been entitled to receive immediately after the happening of any of the events described above, had the Warrants been exercised immediately prior to the happening of such event or any record date with respect thereto. Any adjustment made pursuant to this subsection 4.1.(a) shall become effective immediately after the effective date of such event retroactive to the record date, if any, for such event.

(b) [Omitted.]

(c) [Omitted.]

(d) No adjustment in the number of Shares purchasable pursuant to the Warrants shall be required unless such adjustment would require an increase or decrease of at least one percent in the number of Shares then purchasable upon the exercise of the Warrants or, if the Warrants are not then exercisable, the number of Shares purchasable upon the exercise of the Warrants on the first date thereafter that the Warrants become exercisable; provided, however, that any adjustments which by reason of this subsection (4.1(d)) are not required to be made immediately shall be carried forward and taken into account in any subsequent adjustment.

(e) Whenever the number of Shares purchasable upon the exercise of the Warrant is adjusted, as herein provided, the Exercise Price payable upon exercise of the Warrant shall be adjusted by multiplying such Exercise Price immediately prior to such adjustment by a fraction, of which the numerator shall be the number of Warrant Shares purchasable upon the exercise of the Warrant immediately prior to such adjustment, and of which the denominator shall be the number of Warrant Shares so purchasable immediately thereafter.

(f) Whenever the number of Shares purchasable upon exercise of the Warrants is adjusted as herein provided, the Company shall cause to be promptly mailed to the Warrantholder by first class mail, postage prepaid, notice of such adjustment and a certificate of the chief financial officer of the Company setting forth the number of Shares purchasable upon the exercise of the Warrants after such adjustment, a brief statement of the facts requiring such adjustment and the computation by which such adjustment was made.

(g) For the purpose of this Section 4.1, the term “Common Stock” shall mean (i) the class of stock designated as the Common Stock of the Company at the date of this Agreement, or (ii) any other class of stock resulting from successive changes or reclassifications of such Common Stock consisting solely of changes in par value, or from par value to no par value, or from no par value to par value. In the event that at any time, as a result of an adjustment made pursuant to this Section 4, the Warrantholder shall become entitled to purchase any securities of the Company other than Common Stock, (y) if the Warrantholder’s right to purchase is on any other basis than that available to all holders of the Company’s Common Stock, the Company shall obtain an opinion of an independent investment banking firm valuing such other securities and (z) thereafter the number of such other securities so purchasable upon exercise of the Warrants shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Shares contained in this Section (4.)

(h) [Omitted.]

         4.2.        No Adjustment for Dividends. Except as provided in Section 4.1, no adjustment in respect of any dividends or distributions out of earnings shall be made during the term of the Warrants or upon the exercise of the Warrants.

         4.3.        [Omitted.]

         4.4.               Preservation of Purchase Rights upon Reclassification, Consolidation, etc. In case the Company after the original issue date of this Warrant shall do any of the following (each, a “Triggering Event”): (a) consolidate or merge with or into any other Person and the Company shall not be the continuing or surviving legal entity as a result of such consolidation or merger, or (b) permit any other Person to consolidate with or merge into the Company and the Company shall be the continuing or surviving Person but, in connection with such consolidation or merger, any Common Stock of the Company shall be changed into or exchanged for securities of any other Person or cash or any other property, or (c) transfer all or substantially all of its properties or assets to any other Person, or (d) effect a capital reorganization or reclassification of its Common Stock(,) then, and in the case of each such Triggering Event, proper provision shall be made so that, upon the basis and the terms and in the manner provided in this Warrant, the Holder of this Warrant shall be entitled upon the exercise hereof at any time after the consummation of such Triggering Event, to the extent this Warrant is not exercised prior to such Triggering Event, to receive at the Exercise Price in effect at the time immediately prior to the consummation of such Triggering Event in lieu of the Common Stock issuable upon such exercise of this Warrant prior to such Triggering Event, the securities, cash and property to which such Holder would have been entitled upon the consummation of such Triggering Event if such Holder had exercised the rights represented by this Warrant immediately prior thereto (including the right of a shareholder to elect the type of consideration it will receive upon a Triggering Event), subject to adjustments (subsequent to such corporate action) as nearly equivalent as possible to the adjustments provided for elsewhere in this Section 4; provided, however, (A) (1) upon the consummation of a Triggering Event described in clauses (a), (b) or (c) of the definition thereof (but not clause (d) of such definition) in which the consideration payable consists of cash or (2) upon the consummation of a Triggering Event described in clauses (a), (b) or (c) of the definition thereof (but not clause (d) of such definition) in which the consideration payable consists of securities of a surviving entity that is not a public company with such securities registered pursuant to the Securities Exchange Act of 1934, as amended, or such securities are not listed or quoted on a national securities exchange, national automated quotation system or the OTC Bulletin Board, then in either case the Holder at its option may(,) instead of receiving such consideration to which such Holder would have been entitled upon exercise of this Warrant, elect to receive an amount in cash upon consummation of such Triggering Event equal to the value of this Warrant immediately prior to the consummation of such Triggering Event calculated in accordance with the Black-Scholes formula or (B) upon the consummation of a Triggering Event described in clauses (a), (b) or (c) of the definition thereof (but not clause (d) of such definition) in which the consideration payable does not trigger clause (A) of this sentence, the Holder at its option may(,) instead of receiving the consideration to which such Holder would have been entitled upon exercise of this Warrant, elect to receive an amount of such consideration with a value upon consummation of such Triggering Event equal to the value of this Warrant immediately prior to the consummation of such Triggering Event calculated in accordance with the Black-Scholes formula. The provisions of this Section 4.4 shall similarly apply to successive Triggering Events, but the payment of any Black-Scholes amount pursuant to the foregoing sentence shall result in the termination of this Warrant.

         4.5.        Par Value of Shares of Common Stock. Before taking any action which would cause an adjustment effectively reducing the portion of the Exercise Price allocable to each Share below the par value per share of the Common Stock issuable upon exercise of the Warrants, the Company will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully paid and nonassessable Common Stock upon exercise of the Warrants.

         4.6.        Independent Public Accountants. The Company may retain a firm of independent public accountants of recognized national standing (which may be any such firm regularly employed by the Company) to make any computation required under this Section 4, and a certificate signed by such firm shall be conclusive evidence of the correctness of any computation made under this Section 4.

         4.7.        [Omitted.]

         4.8.        Treasury Stock. For purposes of this Section 4, shares of Common Stock owned or held at any relevant time by, or for the account of, the Company, in its treasury or otherwise, shall not be deemed to be outstanding for purposes of the calculations and adjustments described.

    Section 5.     Payment of Exercise Price

        The payment of the Exercise Price shall be made in cash or by check or any combination thereof.

    Section 6.      Notice to Holders.

        If, prior to the expiration of this Warrant either by its terms or by its exercise in full, any of the following shall occur:

        (a)    the Company shall declare a dividend or authorize any other distribution on its Common Stock; or

        (b)    the Company shall authorize the granting to the shareholders of its Common Stock of rights to subscribe for or purchase any securities or any other similar rights; or

        (c)    any reclassification, reorganization or similar change of the Common Stock, or any consolidation or merger to which the Company is a party, or the sale, lease, or exchange of any significant portion of the assets of the Company; or

        (d)    the voluntary or involuntary dissolution, liquidation or winding up of the Company; or

        (e)    any purchase, retirement or redemption by the Company of its Common Stock;

then, and in any such case, the Company shall deliver to the Holder or Holders written notice thereof at least 30 days prior to the earliest applicable date specified below with respect to which notice is to be given, which notice shall state the following:

        (x)    the date on which a record is to be taken for the purpose of such dividend, distribution or rights, or, if a record is not to be taken, the date as of which the shareholders of Common Stock of record to be entitled to such dividend, distribution or rights are to be determined;

        (y)    the date on which such reclassification, reorganization, consolidation, merger, sale, transfer, dissolution, liquidation, winding up or purchase, retirement or redemption is expected to become effective, and the date, if any, as of which the Company’s shareholders of Common Stock of record shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reclassification, reorganization, consolidation, merger, sale, transfer, dissolution, liquidation, winding up, purchase, retirement or redemption; and

        (z)   if any matters referred to in the foregoing clauses (x) and (y) are to be voted upon by shareholders of Common Stock, the date as of which those shareholders to be entitled to vote are to be determined.

         Section 7.     Officers’ Certificate.

        Whenever the Exercise Price or the aggregate number of Warrant Securities purchasable pursuant to this Warrant shall be adjusted as required by the provisions of Section 4 above, the Company shall promptly file with its Secretary or an Assistant Secretary at its principal office, and with its transfer agent, if any, an officers’ certificate executed by the Company’s President and Secretary or Assistant Secretary, describing the adjustment and setting forth, in reasonable detail, the facts requiring such adjustment and the basis for and calculation of such adjustment in accordance with the provisions of this Warrant.  Each such officers’ certificate shall be made available to the Holder or Holders of this Warrant for inspection at all reasonable times, and the Company, after each such adjustment, shall promptly deliver a copy of the officers’ certificate relating to that adjustment to the Holder or Holders of this Warrant.  Failure to prepare or provide the officers’ certificate shall not modify the parties’rights hereunder.

         Section 8.     Reservation of Warrant Securities.

        There has been reserved, and the Company shall at all times keep reserved so long as the Warrants remain outstanding, out of its authorized and unissued Common Stock, such number of shares of Common Stock as shall be subject to purchase under the Warrants. Every transfer agent for the Common Stock and other securities of the Company issuable upon the exercise of the Warrants will be irrevocably authorized and directed at all times to reserve such number of authorized shares and other securities as shall be requisite for such purpose. The Company will keep a copy of this Agreement on file with every transfer agent for the Common Stock and other securities of the Company issuable upon the exercise of the Warrants. The Company will supply every such transfer agent with duly executed stock and other certificates, as appropriate, for such purpose and will provide or otherwise make available any cash which may be payable as provided in Section 14 hereof.

         Section 9.      Restrictions on Transfer; Registration Rights.

         9.1.        Restrictions on Transfer. The Warrantholder agrees that prior to making any disposition of the Warrants, the Warrantholder shall give written notice to the Company describing briefly the manner in which any such proposed disposition is to be made; and no such disposition shall be made if the Company has notified the Warrantholder that in the opinion of counsel reasonably satisfactory to the Warrantholder, there is no applicable exemption from the registration requirements under the Act available for the disposition, and a registration statement or other notification or post-effective amendment thereto (hereinafter collectively a “Registration Statement”) under the Act is required with respect to such disposition and no such Registration Statement has been filed by the Company with, and declared effective, if necessary, by, the Commission.

         9.2.        Registration Rights. In the event the Company proposes to register any of its securities under the Securities Act of 1933, as amended, at any time when the Warrantholder holds this Warrant (but prior to the Expiration Date) or any Warrant Securities, by filing any form of registration statement (other than Form S-4 or Form S-8 or the successor form of either of them that would legally permit the inclusion of the Warrant Securities, the Company shall give the Warrantholder written notice thereof as soon as practicable but in no event less than 30 days prior to the filing of such registration statement, and shall provide the Warrantholder an opportunity to include in such registration all Warrant Securities requested by the Warrantholder in writing to be included therein. If the Warrantholder chooses to include in any such registration statement all or any part of the Warrant Securities it holds or has the right to purchase upon exercise of this Warrant, the Warrantholder shall, within 10 days after the above-described notice from the Company, so notify the Company in writing. Such notice shall state the intended method of disposition of the Warrant Securities by the Warrantholder. If the Warrantholder decides not to include all of the Warrant Securities in any registration statement thereafter filed by the Company, the Warrantholder shall nevertheless continue to have the right to include any Warrant Securities in any subsequent registration statement or registration statements as may be filed by the Company, all upon the terms and conditions set forth herein. If the registration statement for which the Warrantholder has registration rights under this Warrant is for an underwritten offering, the Company shall so advise the Holder. The right of the Warrantholder to be included in a registration pursuant to this Warrant shall be conditioned upon the Warrantholder’s participation in such underwriting and the inclusion of the Warrant Securities in the underwriting to the extent provided herein. If the Warrantholder elects to participate in such offering, the Warrantholder shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. Notwithstanding any other provision of this Warrant, the Company, upon advice from its underwriters, reserves the right to reduce (on a pro rata basis) or eliminate the number of shares that may be included in the underwriting based upon a good faith determination that marketing factors require a limitation or elimination of the number of shares to be underwritten. If the Warrantholder disapproves of the terms of any such underwriting, the Warrantholder may elect to withdraw therefrom by written notice to the Company and the underwriter, delivered at least 10 business days prior to the effective date of the registration statement. The Company shall bear the costs of each registration in which the Warrantholder participates pursuant to this Section 9.2, but excluding any underwriting discounts or commissions on the sale of Warrant Securities.

         Section 10.     Payment of Taxes.

        The Company will pay all documentary stamp taxes, if any, attributable to the initial issuance of the Warrants or the securities comprising the Shares; provided, however, the Company shall not be required to pay any tax which may be payable in respect of any transfer of the Warrants or the securities comprising the Shares.

         Section 11.     Transfer to Comply With the Securities Act of 1933

        This Warrant, the Warrant Securities, and all other securities issued or issuable upon exercise of this Warrant, may not be offered, sold or transferred, in whole or in part, except in compliance with the Act, and except in compliance with all applicable state securities laws. The Company may cause substantially the following legends, or their equivalents, to be set forth on each certificate representing the Warrant Securities, or any other security issued or issuable upon exercise of this Warrant, not theretofore distributed to the public or sold to underwriters, as defined by the Act, for distribution to the public pursuant to Section 8 above:

         (a)        “THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OFFERED OR SOLD IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT UNLESS, IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY, SUCH REGISTRATION IS NOT REQUIRED.”

         (b)               Any legend required by applicable state securities laws.

        Any certificate issued at any time in exchange or substitution for any certificate bearing such legends (except a new certificate issued upon completion of a public distribution pursuant to a registration statement under the Securities Act of 1933, as amended (the “Act”), or the securities represented thereby) shall also bear the above legends unless, in the opinion of the Company’s counsel, the securities represented thereby need no longer be subject to such restrictions.

         Section 12.    Fractional Shares

         No fractional shares or scrip representing fractional shares shall be issued upon the exercise of all or any part of this Warrant.  With respect to any fraction of a share of any security called for upon any exercise of this Warrant, the Company shall pay to the Holder an amount in money equal to that fraction multiplied by the Current Market Price of that share.

         Section 13.     No Rights as Stockholder; Notices to Warrantholder.

         This Warrant does not entitle the Holder to any voting or other rights as a stockholder of the Company prior to exercise and payment for the Exercise Price in accordance with the terms hereof. The Company covenants, however, that for so long as this Warrant is at least partially unexercised, it will furnish any Holder of this Warrant with copies of all reports and communications furnished to the shareholders of the Company. In addition, if at any time prior to the expiration of the Warrants and prior to their exercise, any one or more of the following events shall occur:

(a) any action which would require an adjustment pursuant to Section 4.1 or 4.4; or

    (b)               a dissolution, liquidation, or winding up of the Company (other than in connection with a consolidation, merger, or sale of its property, assets, and business as an entirety or substantially as an entirety) shall be proposed:

then the Company shall give notice in writing of such event to the Warrantholder, as provided in Section 16 hereof, at least 20 days prior to the date fixed as a record date or the date of closing the transfer books for the determination of the stockholders entitled to any relevant dividend, distribution, subscription rights or other rights or for the determination of stockholders entitled to vote on such proposed dissolution, liquidation, or winding up. Such notice shall specify such record date or the date of closing the transfer books, as the case may be. Failure to mail or receive notice or any defect therein shall not affect the validity of any action taken with respect thereto.

         Section 14.     Charges Due Upon Exercise.

        The Company shall pay any and all issue or transfer taxes, including, but not limited to, all federal or state taxes, that may be payable with respect to the transfer of this Warrant or the issue or delivery of Warrant Securities upon the exercise of this Warrant.

         Section 15.     Warrant Securities to be Fully Paid

        The Company covenants that all Warrant Securities that may be issued and delivered to a Holder of this Warrant upon the exercise of this Warrant and payment of the Exercise Price will be, upon such delivery, validly and duly issued, fully paid and nonassessable.

         Section 16.     Notices

         Any notice pursuant to this Agreement by the Company or by a Warrantholder or a holder of Shares shall be in writing and shall be deemed to have been effectively upon personal delivery to the party to be notified upon deposit with the United States Post Office, by registered or certified mail, postage prepaid and addressed:

         (a)        If to a Warrantholder or a holder of Shares, addressed to the address set forth above.

         (b)        If to the Company addressed to it at 10855 Dover St., Suite 1000, Westminster, CO 80021-3936, Attention: Secretary.

        Each party may from time to time change the address to which notices to it are to be delivered or mailed hereunder by notice in accordance herewith to the other party.

         Section 17.     Merger or Consolidation of the Company.

        The Company will not merge or consolidate with or into any other corporation or sell all or substantially all of its property to another corporation, unless the provisions of Section 4.4 are complied with.

         Section 18.     Applicable Law

         This Warrant shall be governed by and construed in accordance with the laws of the State of Colorado, and courts located in Larimer County, Colorado, shall have exclusive jurisdiction over all disputes arising hereunder.

         Section 19.     Arbitration.

        The Company and the Holder, and by receipt of this Warrant or any Warrant Securities, all subsequent Holders or holders of Warrant Securities, agree to submit all controversies, claims, disputes and matters of difference with respect to this Warrant, including, without limitation, the application of this Section 19 to arbitration in Denver, Colorado, according to the rules and practices of the American Arbitration Association from time to time in force; provided, however, that if such rules and practices conflict with the applicable procedures of Colorado courts of general jurisdiction or any other provisions of Colorado law then in force, those Colorado rules and provisions shall govern.  This agreement to arbitrate shall be specifically enforceable.  Arbitration may proceed in the absence of any party if notice of the proceeding has been given to that party.  The parties agree to abide by all awards rendered in any such proceeding(.)  These awards shall be final and binding on all parties to the extent and in the manner provided by the rules of civil procedure enacted in Colorado(.)  All awards may be filed, as a basis of judgment and of the issuance of execution for its collection, with the clerk of one or more courts, state or federal, having jurisdiction over either the party against whom that award is rendered or its property.  No party shall be considered in default hereunder during the pendency of arbitration proceedings relating to that default.

         Section 20.     Acceptance of Terms; Successors.

        By its acceptance of this Warrant Certificate, the Holder accepts and agrees to comply with all of the terms and provisions hereof. All the covenants and provisions of this Warrant Certificate by or for the benefit of the Company or the Holder shall bind and inure to the benefit of their respective successors and assigns hereunder.

         Section 21.     Miscellaneous Provisions

         (a)        Subject to the terms and conditions contained herein, this Warrant shall be binding on the Company and its successors and shall inure to the benefit of the original Holder, its successors and assigns and all holders of Warrant Securities and the exercise of this Warrant in full shall not terminate the provisions of this Warrant as it relates to holders of Warrant Securities.

         (b)        If the Company fails to perform any of its obligations hereunder, it shall be liable to the Holder for all damages, costs and expenses resulting from the failure, including, but not limited to, all reasonable attorney’s fees and disbursements.

         (c)               This Warrant cannot be changed or terminated or any performance or condition waived in whole or in part except by an agreement in writing signed by the party against whom enforcement of the change, termination or waiver is sought; provided, however, that any provisions hereof may be amended, waived, discharged or terminated upon the written consent of the Company and the Holder(.)

         (d)        If any provision of this Warrant shall be held to be invalid, illegal or unenforceable, such provision shall be severed, enforced to the extent possible, or modified in such a way as to make it enforceable, and the invalidity, illegality or unenforceability shall not affect the remainder of this Warrant.

         (e)        The Company agrees to execute such further agreements, conveyances, certificates and other documents as may be reasonably requested by the Holder to effectuate the intent and provisions of this Warrant.

         (f)        Paragraph headings used in this Warrant are for convenience only and shall not be taken or construed to define or limit any of the terms or provisions of this Warrant.  Unless otherwise provided, or unless the context shall otherwise require, the use of the singular shall include the plural and the use of any gender shall include all genders.

Dated: September --, (2007)

SECURITY WITH ADVANCED TECHNOLOGY, INC. By:_______________________________ Scott G. Sutton President and CEO

EXHIBIT 1

PURCHASE FORM

Dated            ,

     The undersigned hereby irrevocably elects to exercise the Warrant represented by this Warrant Certificate to the extent of purchasing       Shares of Security With Advanced Technology, Inc., and hereby tenders payment of the exercise price thereof.

INSTRUCTIONS FOR REGISTRATION OF STOCK

     Name

(please type or print in block letters)

     Address

……………………………………………………………………………………………………………………….

ASSIGNMENT FORM

     FOR VALUE RECEIVED,                      , hereby sells, assigns and transfers unto

     Name

(Please type or print in block letters)

     Address

the right to purchase Shares of Security With Advanced Technology, Inc represented by this Warrant Certificate to the extent of
Shares as to which such right is exercisable and does hereby irrevocably constitute and appoint attorney, to transfer the same on the books of the Company with full power of substitution in the premises.

     Signature                                 Dated

Notice: the signature on this assignment must correspond with the name as it appears upon the face of this Warrant Certificate in every particular, without alteration or enlargement or any change whatever.

………………………………………………………………………………………………………………………….

Exhibit C: Use of Proceeds

The net proceeds from this Offering, after deduction of commissions and estimated expenses (totaling an estimated $135,000 for the minimum and $185,000 for the maximum), will be approximately $2,617,000 if only the minimum of 860,000 “B” Warrants are exercised (“Minimum Offering”) , and approximately $3,792,600 if the total outstanding maximum 1,243,000 “B” Warrants are exercised (“ Maximum Offering”) . This assumes a net cash exercise price of $3.20 per “B” Warrant. We intend to use these net proceeds as follows:

	Minimum	Maximum
Sales, Marketing and Promotion	$ 600,000	$ 900,000
Inventory and Minimum Order Items	1,200,000	2,000,000
Tooling	100,000	200,000
Working Capital	717,000	692,600

Total	$2,617,000	$3,792,600

Working capital includes normal operating expenses.

If the Maximum Offering is funded , the net proceeds, current cash position and expected revenue generation are expected to meet our capital and operating requirements for a period of approximately nine to twelve months. If only the Minimum Offering is funded , the net proceeds, current cash position and expected revenue generation are expected to satisfy our capital and operating requirements for five to six months. We will retain broad discretion in the allocation and use of the net proceeds designated as working capital.

The Company is negotiating with a financial consultant for the payment of a financial consulting fee for services in connection with this transaction. Depending upon the level of the warrant conversion, we may agree to pay a consultant a fee of up to 8% of the total proceeds generated, of which no more than one-half would be payable in cash and the balance settled by selling the consultant, for nominal consideration, "B" Replacement Warrants to purchase shares of Common Stock equal to 49,700 B Replacement Warrants if the maximum 1,243,000 "B" Warrant conversion occurs, or a pro rata lesser amount if less are converted.

The foregoing table represents our best estimate of the allocation of the net proceeds of this Offering based on the current status of our business and our planned future growth and operations. This estimate is based on multiple assumptions, some of which are quite speculative. If one of more of these assumptions proves materially incorrect, we may find it necessary to reallocate a portion of the net proceeds within the above categories or even use substantial proceeds for other purposes, including repayment of additional debt. Our estimates may prove to be inaccurate, we may undertake activities that will require material additional expenditures, or unforeseen material expenses may occur.

Pending the application of these net proceeds, we intend to invest them in short-term interest-bearing securities which possess investment-grade status.

       While we intend to apply the proceeds as indicated, the Company’s board of directors may vary the use of proceeds as good business judgment dictates.